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EXHIBIT 2.2.1

AMENDED AND RESTATED ARTICLES OF SHARE EXCHANGE
OF
SUNHAWK.COM CORPORATION
AND
COPYRIGHT CONTROL SERVICES, INC.

    Pursuant to RCW 23B.11.050, the corporations described herein, desiring to effect a share exchange set forth the following facts:

ARTICLE I

    The name of the acquiring corporation pursuant to the exchange is:

SUNHAWK.COM CORPORATION

    The name of the acquiring corporation has not been changed as a result of the share exchange.

ARTICLE II

    The name of the acquired corporation is: Copyright Control Services, Inc.

    The state of domicile of the acquired corporation is: Delaware

ARTICLE III

    The Plan of Share Exchange, containing the information required by RCW 23B.11.040, is set forth in Exhibit A, which is attached hereto and made a part hereof.

ARTICLE IV

    The Plan of Share Exchange was duly approved by the stockholders of the acquiring corporation on October 25, 2000, pursuant to RCW 23B.11.030.

ARTICLE V

    The Plan of Share Exchange was duly approved by the stockholders of the acquired corporation on October 25, 2000 pursuant to RCW 23B.11.030.

ARTICLE VI

    These Articles of Share Exchange will be effective upon filing.

Date: November 15, 2000

/s/ DAVID M. OTTO

DAVID M. OTTO, SECRETARY

EXHIBIT A
TO THE
AMENDED AND RESTATED ARTICLES OF SHARE EXCHANGE
PLAN OF SHARE EXCHANGE

    This Plan of Exchange is submitted in accordance with RCW 23B.11.020, and summarizes the terms and conditions of the Share Exchange and the Share Exchange Agreement, as amended and executed by and among the shareholders of Copyright Control Services, Inc., a Delaware Corporation ("CCS"), and Sunhawk.com Corporation, a Washington corporation ("Sunhawk"). This Plan of Share Exchange, however, may not contain all the information that is important to you. The Share Exchange Agreement, as amended, is attached to the proxy statement dated August 25, 2000, as Annex A, and Sunhawk recommends that you read it carefully. The Share Exchange Agreement and this Plan of Exchange have been reviewed by Sunhawk's board of directors, and the board of directors unanimously recommends that the shareholders approve this Plan of Exchange.

SHARE EXCHANGE

    At the effective time of the share exchange, each share of CCS common stock and preferred stock shall automatically be exchanged for a certain number of shares of Sunhawk.com common stock and Class A Common Stock.

EXCHANGE RATIO/ESCROW

    The ratio for the share exchange shall be such that all shares of CCS common stock and preferred stock will be exchanged for a total of 1,467,518 shares of Sunhawk common stock and 450,938 warrants to purchase Sunhawk.com common stock at a price per share of $0.0001; 23,459 warrants to purchase Sunhawk.com common stock at a price per share of $2.77; and 9,023 warrants to purchase Sunhawk.com common stock at a price per share of $0.55.

    At closing all the CCS stockholders shall receive, on a pro rata basis, 733,760 of the total 1,467,518 shares to be exchanged and 91,240 of the 483,420 warrants subject to a holdback of 100,000 shares. The balance, 733,758 shares of Class A Common Stock and 392,180 warrants, shall be placed in escrow at closing. No fractional shares will be issued in connection with the pro rata distribution of the shares of common stock or Class A Common Stock or warrants to be issued at closing. The shares and warrants that are held in escrow shall not be released until certain milestones, as described in the Services Agreement and set forth on EXHIBIT A, have been reached. If the milestones are reached on or before the expiration of specific deadlines, that number of Class A Common Shares and warrants associated with the satisfaction of the milestone set forth on EXHIBIT A shall be released to the CCS stockholders on a pro rata basis. If the milestones described in the Services Agreement are not reached prior to the expiration of the specific deadlines, the Class A Common Shares associated with the satisfaction of the milestone set forth on EXHIBIT A shall be returned to Sunhawk and retired as treasury stock and the warrants shall expire.

CLASS A COMMON SHARES

    In accordance with the above, Sunhawk shall place 1,125,938 shares of Class A Common Shares in escrow. This class of shares currently does not exist and the Sunhawk stockholders must approve the amendment to the Articles of Incorporation to create them. The Class A Common Shares shall have all the characteristics of common stock, except that:

    1.  the shares shall have 1/20 the vote of common stock;

    2.  the Class A Common Shares shall be convertible into common stock upon their release from escrow; and

    3.  the Class A Common Shares shall, if not released from escrow and converted into Sunhawk common stock in accordance with the timeframes set forth in the escrow agreements, be returned to Sunhawk and retired as treasury stock.

OPTIONS AND WARRANTS

    The Share Exchange Agreement, as amended, provides that Sunhawk has the option to adopt and assume the CCS 1999 Stock Option Plan. If Sunhawk adopts and assumes the plan, the options therein shall convert into options to purchase Sunhawk shares in accordance with exchange ratio described above and shall continue to vest in accordance with the schedule set forth in the CCS 1999 Stock Option Plan. If Sunhawk does not elect to adopt and assume the CCS 1999 Stock Option Plan, all options in that plan shall vest immediately prior to closing.

HOLDBACK

    In order to protect Sunhawk and the Sunhawk stockholders from CCS liabilities in excess of those disclosed in the Share Exchange Agreement as amended, calls for a holdback of 100,000 of the 733,760 Sunhawk common stock shares to be delivered to the CCS stockholders on the effective date. The 100,000 shares will be held in escrow while a post-closing audit of CCS' books and records is performed. Any liabilities found that were not disclosed prior to the closing will be paid out of the shares being held back. The number of shares that will be used to offset the excess liabilities will be that whole number of shares which product, when multiplied by the price per share at closing, equals or exceeds the excess liabilities. If no excess liabilities are found within 120 days of the closing, the shares subject shall be delivered to the CCS stockholders.

SUNHAWK REPRESENTATIONS AND WARRANTIES

    Sunhawk made several representations and warranties in the Share Exchange Agreement, as amended, regarding aspects of its business. Sunhawk's representations and warranties include representations as to:

  •
  Organization

  •
  Authorization

  •
  Noncontravention

  •
  Limited Representations and Warranties

  •
  Disclosure

  •
  Capitalization

  •
  SEC Reports and Financial Statements

  •
  Undisclosed Liabilities

  •
  Legal Proceedings, Claims, etc.

  •
  Tax Treatment

REPRESENTATIONS AND WARRANTIES OF CERTAIN CCS STOCKHOLDERS

    Certain stockholders familiar with the business of CCS made personal representations and warranties in the Share Exchange Agreement, as amended, regarding aspects of CCS's business. Those certain stockholders include David Powell, Julian Searle, and Phillip Bloom, who made representations and warranties as to:

  •
  Organization

  •
  Authorization

  •
  Capitalization

  •
  Subsidiaries

  •
  Ownership of the CCS shares

  •
  Noncontravention

  •
  Financial Statements and Condition

  •
  Absence of Material Change

  •
  Litigation

  •
  Taxes and Tax Returns

  •
  Employees

  •
  Compliance with Applicable Law

  •
  Contracts and Agreements

  •
  Affiliate Transactions

  •
  Limited Representations and Warranties

  •
  Disclosure

  •
  Title to Property and Environmental Matters

  •
  Personal Property

  •
  Intellectual Property

  •
  Insurance

  •
  Powers of Attorney

  •
  Bank Accounts

  •
  Customers and Suppliers

  •
  Product Claims

COVENANTS OF THE PARTIES

    CCS has agreed that, until such time as the share exchange is complete, it will conduct its business, and the business of any subsidiaries, and engage in transactions, only in the ordinary course consistent with past practice. CCS and its subsidiary will use their best efforts to preserve the business organization keep the present services of its employees and preserve the goodwill of its customers.

    In addition, CCS has agreed that without the written permission of Sunhawk, neither it nor its subsidiary will take certain actions in relation to the following:

  •
  The employment arrangement of employees, officers, and directors

  •
  Capital expenditures

  •
  Pricing polices and material business and customer policies

  •
  Obligations of others

  •
  Acquisition of assets

  •
  Disposal of assets

  •
  Long term contracts

  •
  Other contracts

  •
  Material transactions or obligations

  •
  Benefit plans

  •
  Hiring

  •
  Real property

NO SOLICITATION

    CCS has also agreed that from the date of signing of the Share Exchange Agreement, as amended, until closing, it will not engage in, encourage, or solicit any share exchange, or other change of control transaction. If the agreement is terminated due to an uncured breach of this portion of the agreement, CCS has agreed to pay to Sunhawk $2.5 million.

OTHER COVENANTS

    CCS and Sunhawk have both agreed to certain provisions regarding reasonable access to records and the confidentiality thereof, as well as to provisions regarding cooperation in connection with regulatory matters and further assurances and public announcements.

APPOINTMENTS

    Sunhawk has agreed that following the share exchange, the board of directors of Sunhawk will consist of the then current members of Sunhawk's board of directors, and Paul Bandrowski, David Powell and a third nominee of CCS. Paul Bandrowski will also be appointed as vice-chairman of the board of directors. Following the share exchange, Marlin Eller, the current Chairman, Chief Executive Officer and President of Sunhawk, will continue to be Chairman, Chief Executive Officer and President of the combined company. Sunhawk has agreed that David Powell and Julian Searle shall serve, respectively as President and Chief Technology Officer of CCS, a wholly-owned subsidiary Division of Sunkawk.com and will enter into employment agreements with each of them.

RESTRICTIONS ON TRANSFER

    David Powell, Julian Searle, and Phillip J. Bloom have agreed to hold their shares personally and to not transfer their shares for a period of 12 months after closing or until such time as Marlin Eller transfers any of his Sunhawk shares, and that the registration, transfer and sale rights of Powell's, Searle's, Bloom's and the @Visory Group's shares shall be the same as those of Marlin Eller. In relation thereto, Sunhawk has agreed to take all necessary actions to expedite the free transfer thereof.

TERMINATION

    The parties have agreed that the Share Exchange Agreement, as amended, shall terminate upon the occurrence of certain events, as follows:

  •
  Upon the mutual written consent of both parties;

  •
  By Sunhawk should its Nasdaq market capitalization, prior to closing, exceed $26.00 per share;

  •
  By CCS should Sunhawk's Nasdaq market capitalization, prior to closing, be less than $6.50 per share;

  •
  By either party if certain covenants of the other party have not been satisfied or waived within prescribed time limits;

  •
  By either party should the other party's representations and warranties be in breach and not timely cured; or

  •
  By either party should the closing have not occurred prior to September 30, 2000.

  •
  In addition to the foregoing, the Share Exchange Agreement, as amended, may be terminated by Sunhawk in accordance with CCS's No Solicitation covenant, as set forth above.

EXHIBIT A
TO THE
PLAN OF SHARE EXCHANGE

	Common Stock (or Warrants to Acquire Common Stock) to be Issued Upon Consummation of the Share Exchange
		Class A Common Stock (or Warrants to Acquire Common Stock) to be Issued Upon Sunhawk Reaching a Market Capitalization Of
		$100,000,000 Within 12 Mos. of Consummation	$125,000,000 Within 18 Mos. of Consummation	$150,000,000 Within 24 Mos. of Consummation
CCS Shareholders	750,000	250,000	250,000	250,000
@Visory	75,000	125,312	125,312	125,314

		375,312	375,312	375,314

Totals	825,000			1,125,938

QuickLinks

AMENDED AND RESTATED ARTICLES OF SHARE EXCHANGE OF SUNHAWK.COM CORPORATION AND COPYRIGHT CONTROL SERVICES, INC.
EXHIBIT A TO THE AMENDED AND RESTATED ARTICLES OF SHARE EXCHANGE PLAN OF SHARE EXCHANGE
REPRESENTATIONS AND WARRANTIES OF CERTAIN CCS STOCKHOLDERS
EXHIBIT A TO THE PLAN OF SHARE EXCHANGE